EXHIBIT 99.1

Wits Basin Completes Due Diligence on
Vianey Silver Mine in Mexico

Right to Earn up to 50% Interest Is Exercised

Minneapolis, Minnesota, June 28, 2006 - Wits Basin Precious Minerals Inc. (OTCBB:WITM) is pleased to announce completion of due diligence, ahead of schedule, relating to the Vianey Mine Concession located in Mexico. As previously announced on May 31, 2006, Wits Basin signed a letter-of-intent and had until June 30, 2006, in which to complete its due diligence, whereby it may earn up to an undivided 50% interest in certain mining claims comprising the Vianey Mine from Journey Resources Corp. (TSX-V:JNY).

Geologist Dr. Clyde Smith stated, “The Vianey Mine in the state of Guerrero is located in an area of southern Mexico known for mineral deposits of a variety of geologic types. The silver-lead-zinc vein, manto, and breccia deposits that have been mined almost continuously on the Vianey property since 1976 are characteristic of several of the ore deposits in this part of Mexico. Significant past production from six underground levels on two principal veins indicates a broad distribution of silver-lead- zinc ore in steeply dipping structures over an area of 300 metres in length and 150 metres in depth; some underground workings terminate in apparent ore grade mineralization. Underground drilling programs conducted in 1996 from the deepest level of the mine (75 metre level) totaled 2425 metres of core drilling. Numerous holes intersected several potential ore grade mineralized zones over potentially mineable widths at depths of up to 100 metres below the deepest mine workings. In addition, two sizeable breccia bodies have been identified that hold potential for bulk scale underground mining.”

“We believe the Vianey Mine project exhibits excellent potential for development and we’ve elected to move forward exercising the option to explore this former producing silver mine,” said Vance White, CEO. “Our plan is to develop an exploration program to help prove up additional mineralization that we believe could be several million tons.”

About Dr. Smith
Dr. Smith holds a B.A. from Carleton College, a M.Sc. from the University of British Columbia, and a Ph.D. from the University of Idaho. He is a registered Professional Engineer with the Association of Professional Engineers and Geoscientists of British Columbia. Dr. Smith has founded or co-founded five exploration companies and is responsible for the discovery of four deposits: the Jason lead-zinc-silver deposit, Yukon Territory, Canada; the Santa Fe gold deposit, Nevada; the North Lake gold deposit, Saskatchewan, Canada; and the Solidaridad gold-silver-copper deposit, Mexico. He is currently engaged in a gold-platinum project in Nevada and serves as the consulting geologist for El Capitan Precious Metals, Inc. on its El Capitan gold-platinum group metals project in New Mexico.

About the Vianey Mine
A review of past calculations completed in 1997, by Hawley, P.J., 2000b, states a total in all categories of 345,020 metric tonnes grading 2.13% lead, 3.66% zinc and 269 grams of silver per tonne. (These data are historical resource estimates under National Instrument 43-101, which have not been sufficiently verified by a qualified person to be classified as current mineral resources. Wits Basin is not treating these historical estimates as current resource estimates and therefore, these historical estimates should not be relied upon).

About Wits Basin Precious Minerals Inc.
We are a minerals exploration and development company holding interests in four exploration projects and currently do not claim to have any mineral reserves on any project. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “WITM.” To find out more about Wits Basin Precious Minerals Inc. (OTCBB: WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
Certain statements contained in this press release are forward-looking in nature and are based on the current beliefs and assumptions of our management. Words like “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.

The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB, quarterly reports on Form 10-QSB and reports on Form 8-K.

Contact Information for Wits Basin Precious Minerals Inc.
Stephen King, President - (612) 490-3419

Vance White, CEO - (866) 214-WITM(9486); or

Redwood Consultants, LLC
Jens Dalsgaard, 415-884-0348
InvestorInfo@RedwoodConsultants.com